PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 67 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                             April 6, 1999
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                               ------------

               We, Morgan Stanley Dean Witter & Co., have the option to redeem these notes in whole, but not in part, prior to the Maturity Date. We may redeem these notes by giving you not less than 30 nor more than 35 calendar days notice on any April 23 or October 23, commencing April 23, 2001. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

               The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months. In addition, the effective date of the New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.

Principal Amount:        $10,000,000

Maturity Date:           April 23, 2009

Settlement Date
  (Original Issue Date): April 23, 1999

Interest Accrual Date:   April 23, 1999

Issue Price:             100%

Specified Currency:      U.S. Dollars

Redemption Percentage:   100%

Redemption Dates:        Redeemable in whole, but not in part, at our
                         option upon not less than 30 nor more than 35 calendar days notice on any April 23 or October 23, commencing April 23, 2001

Annual Redemption
  Percentage Reduction:  N/A

Interest Rate:           6.40% per annum

Interest Payment Dates:  Each April 23 and October 23, commencing
                         October 23, 1999

Interest Payment Period: Semi-annually

Total Amount of OID:     N/A

Original Yield to
  Maturity:              N/A

Initial Accrual
  Period OID:            N/A

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
  Subordinated Note:     Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Trustee:                 The Chase Manhattan Bank

Minimum Denomination:    $1,000

CUSIP:                   61745ENH0


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER